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                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT
         AGREEMENT dated as of the 24th day of June 1999 by and between mPhase Technologies, Inc., a New Jersey corporation, with offices presently located at 587 Connecticut Avenue, Norwalk, Connecticut 06850, (hereinafter sometimes referred to as "the Employer" or "the Company") and Ronald A. Durando residing at 107 Rhoda Avenue, Nutley, New Jersey 07110 (hereinafter referred to as "the Executive").
                               W I T N E S S E T H

         WHEREAS, the Employer is in the business of designing, assembling, selling and marketing telecommunications products, and in particular, the development of its proprietary TRAVERSER Digital Video & Data Delivery Systems to enhance the band width utilization of conventional twisted pair copper telephone lines;

         WHEREAS, Ronald A. Durando has performed extraordinary services for the Company in his capacity as Chief Executive Officer during fiscal years 1997, 1998 and 1999;

         WHEREAS, mPhase Technologies, Inc. is desirous of insuring that the Executive will remain employed in his capacity as Chief Executive Officer for at least three years from the date of this Agreement;

         WHEREAS, the Executive is desirous of remaining employed by the Employer on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth in this Employment Agreement, the parties agree as follows:

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         I.    INCORPORATION OF "WHEREAS" CLAUSES

         The representations, terms and undertakings set forth in the WHEREAS clauses of this Agreement are incorporated herein by reference as though recited verbatim and at length.

         II.   TERMS, DUTIES AND SERVICES

         1. The effective date of this Employment Agreement shall commence as of July 1, 1999 and shall continue for a minimum term of thirty-six months unless sooner terminated for cause in accordance with the provisions of Article V of this Agreement.

         2. The Executive shall continue to hold the title of President and Chief Executive Officer and will report solely to the Board of Directors of mPhase Technologies, Inc. In the position of Chief Executive Officer, Ronald A. Durando will have the primary responsibility to establish policy for the Company and to oversee the development of its TRAVERSER technology and a strategic marketing plan for the sale of telecommunications products designed, manufactured and/or marketed by the Company.

         III.  COMPENSATION OF THE EXECUTIVE

         1. The Employer shall pay the Executive a basic annual salary of $275,000 and the Executive shall be given consideration for performance based bonuses and salary increases on a semi-


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annual basis with the first such review to take place six months after the effective date of this Employment Agreement. In consideration of the receipt of this compensation, the Executive shall be responsible to allocate such time as would be required to meet the requirements of the chief executive officer of mPhase Technologies, Inc.

         IV.   EMPLOYMENT BENEFITS

         1. During the effective period of this Agreement, the Employer will provide health and dental insurance coverage consistent with current policies of mPhase Technologies, Inc. for the Executive and his family.

         2. The Executive shall be entitled to a minimum of four weeks paid vacation for every twelve months worked on the basis of one week accrued during each three month period.

         3. The Executive will also be entitled to receive such other fringe benefits as would be received by other members of senior management at mPhase Technologies, Inc.

         V.    TERMINATION OF EMPLOYMENT

         1. It is the intention of the parties that not less than two months prior to the expiration of this Agreement, the Employer and Executive agree to negotiate an extension of this Agreement.


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In the absence of such renegotiated agreement, the Employer shall have the right to terminate the Executive at any time after thirty-six months.

         2. During the thirty-six month period covered by this Agreement, the right of the Executive to any and all compensation to which he would be entitled shall be terminated upon the earliest to occur of the following events: (i) his death; (ii) permanent disability (as hereinafter defined); and (iii) upon written notice to the Executive for "just cause" as hereinafter defined.

         3. "Just Cause" for the purpose of this Agreement shall mean: (i) the commission by the Executive of acts constituting theft, embezzlement, obtaining funds or property under false pretenses, or similar acts of gross misconduct with respect to the property of the Employer; or (ii) the conviction of the Executive of a felony involving matters not directly related to the business of the Company if, in the opinion of its board of directors, such conviction adversely impacts on his ability to perform his executive duties.

         4. In the event the Employer elects to terminate the employment of Ronald A. Durando under this Agreement for "just


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cause" as defined above, the Employer shall set forth in a written notice to the
Executive describing in reasonable detail the conduct deemed to constitute just cause. Thereafter, the Executive shall have an opportunity to provide the Employer an explanation or to otherwise justify the conduct deemed to fall under the category of "just cause." If this explanation does not satisfy the Employer, the Executive will have the right to submit to Arbitration the issue of "just cause" if the reason given for the termination comes under subparagraph (i) or
(ii) or paragraph 3.

         5. The Executive may be deemed to be permanently disabled for purposes of this Agreement in the event that he shall fail to render and perform the executive services required under this Agreement for a continuous period of three (3) consecutive months.

         V.    PROPRIETARY INFORMATION AGREEMENT

         In consideration of his employment by mPhase Technologies, Inc. as more fully set forth in this Agreement, the Executive agrees to turn over to the Employer all inventions, improvements and concepts relating to the TRAVERSER Digital Video and Data Delivery Systems developed by him while employed. Without limiting the foregoing, he agrees to the following provisions:

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                  (a) to disclose, grant and assign to the Employer as its
exclusive property, all inventions, improvements and technical innovations relating in any way to the TRAVERSER technology of the Employer developed or conceived by the Executive solely or jointly with others during the period of his employment;

                  (b) to execute all necessary papers including applications, assignments, and otherwise provide proper assistance (at the Employer's expense), during and subsequent to employment, to enable the Employer to obtain for itself or its nominees, patents, copyrights, or other legal protection for such inventions or innovations in any and in all countries;

                  (c) to make and maintain for the Employer adequate and current written records of all such inventions or innovations;

                  (d) not to use, publish or otherwise disclose (except as may be required) either during or subsequent to employment, any secret or confidential information or data of the Employer or its customers;

                  (e) not to disclose or utilize any secret or confidential information to others (including any prior employers), or any inventions of the Executive which are not included within the scope of this Agreement.

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         VI.   CONFIDENTIAL INFORMATION AND TRADE SECRETS

         1. The Executive hereby acknowledges that in performing his duties and services for mPhase Technologies, Inc., he shall receive confidential information and trade secrets with respect to its business and the business of its customers.

         2. The Executive hereby agrees that he shall keep such information and trade secrets confidential and shall not disclose such confidential information and/or trade secrets to any person not employed by mPhase Technologies, Inc. and authorized to receive same; he further agrees that he shall not make use of such confidential information and/or trade secrets for a period of six months subsequent to the termination of this Agreement.

         3. The Executive further agrees that, during the course of his employment with mPhase Technologies, Inc., he shall take affirmative steps to prevent the disclosure of such confidential information and/or trade secrets by other persons, except when such disclosure is authorized in writing by the Company. As an example, the Executive shall request and obtain confidentiality agreements from potential customers regarding disclosure of the Company's proprietary technology and manufacturing processes.

         VII.  ENTITLEMENT TO INJUNCTIVE RELIEF

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         1. The Executive hereby acknowledges that breach of the terms of
Articles VI and VII of this Agreement would cause irreparable harm to the Company and could not adequately be compensated for by damages. In the event of a breach by Ronald A. Durando of any provision of Articles VI and VII, the Executive hereby consents to an injunction being issued against his restraining his from any further breach of said provisions.

         2. The provisions of this Article X shall not be construed so as to affect or impair any other remedies which the Employer may have in the event of the breach by the Executive of Articles VI and VII, including, but not limited to, an action for damages arising out of such breach as referenced in an attachment to this agreement.

         VIII. EQUITY COMPENSATION BASED ON STOCK PRICE

         1. Among the obligations and responsibilities of the Executive is the requirement to maintain good shareholder relations with investors and financial institutions who recommend to the marketplace for securities the shares of technology companies such as mPhase Technologies, Inc. By way of this Agreement, the company recognizes that increase in the market value of issued and outstanding shares of the Company is a


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material factor in enabling the Company to obtain financing from individual and institutional investors. Accordingly, the Executive will be entitled to a bonus at the end of each of the three years covered by this agreement equal to five (5%) percent of the increase in the market value of the issued and outstanding shares of the Company over the previous period. For example, if there are 20,000,000 shares of the common stock of the Company issued and outstanding trading at $7.00 per share as of June 30, 1999, this provides a market capitalization of $140,000,000. In the event that, at the end of fiscal 2000, there are 25,000,000 shares issued and outstanding trading at a price of $15.00 per share, this would result in the Company having a market value of $375,000,000 or $235,000,000 above the market cap as of June 30, 1999. In such event, the Executive would be entitled to compensation equivalent to $11,750,000 or five (5%) percent of the increase in market capitalization of which twenty-five (25%) percent is to be paid in cash and seventy-five (75%) percent is to be paid in stock valued at the same figure used to calculate the compensation figure.

         IX.   GOLDEN PARACHUTE

                  If mPhase Technologies, Inc. is acquired by a third


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party by way of a hostile takeover, defined as circumstances where the Executive does not vote for the acquisition either as a shareholder or as a member of the Board, then, and in that event, the Executive will be entitled to purchase 3,000,000 shares of the common stock of mPhase Technologies, Inc. at a price of $1.00 per share, said option being triggered by a vote of the shareholders which results in at least fifty (50%) percent of the common stock of the Company being owned by another business entity.

         X.    NOTICES

         1. All notices, requests, demands and other communications required by this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the Executive or the Employer at the addresses set forth at the beginning of this Agreement.

         2. The parties to this Agreement may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other in the manner provided for this Article IX.

         XI.   ENTIRE AGREEMENT

           This Agreement and any exhibits hereto constitute the


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entire Agreement between the parties with respect to the terms and conditions of the employment of Ronald A. Durando by mPhase Technologies, Inc. No other statement, representation, warranty or covenant has been made by either party with respect to the employment of the Executive.






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         XII.  MISCELLANEOUS PROVISIONS

          1. BINDING NATURE OF THIS AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Executive and shall inure to the benefit of and be binding upon the Company and its successors.

          2. NO OTHER AGREEMENT. The Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether contract of employment or otherwise, with any other company or other business entity which would in any way restrict or prohibit him from undertaking or performing his employment duties in accordance with the terms and conditions of this Agreement.

         3. AMENDMENTS. No amendments or modifications of the terms and conditions of this Agreement shall be valid and enforceable unless set forth in writing.

         4. SEVERABILITY. In the event that any provision of this Agreement is held invalid, unenforceable or modified by any court of competent jurisdiction, it shall be construed as if such invalid, unenforceable or modified provision had been more narrowly drawn so as not to invalidate or make unenforceable


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or modify any other provision.

         5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles.

         6. CONSULTATION WITH COUNSEL. The Executive acknowledges that prior to executing this Agreement he has had the opportunity to consult and has in fact consulted with independent counsel of his personal choice.

         7. NO RIGHT TO ASSIGN AGREEMENT. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement. Any attempted delegation or disposition of any of his rights under this Agreement shall be null and void and without effect.

         IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties hereto the date first above written.

ATTEST:                                  mPHASE TECHNOLOGIES, INC.


---------------------------------        -------------------------------
GUSTAVE T. DOTOLI                        NECDET F. ERGUL, CHAIRMAN



                                         ACCEPTED:


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                                         -------------------------------
                                         RONALD A. DURANDO
                                         CHIEF EXECUTIVE OFFICER



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